Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

To accompany warrant certificates of Lighting Science Group Corporation

The undersigned represents that I (we) have full authority to surrender without restriction the warrant certificate(s) for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a certificate representing the shares of Lighting Science Group Corporation common stock, $0.001 par value per share. Such common stock certificates shall equal 0.897 of a share of common stock for each share of common stock underlying such warrant certificates.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. See Instruction 1.

Mail or deliver this Letter of Transmittal together with the certificate(s) representing your warrant, to:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

Pursuant to the offer to exchange shares of common stock of Lighting Science Group Corporation for certain outstanding warrants of Lighting Science Group Corporation, the undersigned encloses herewith and surrenders the following certificate(s) representing the warrants to purchase shares of Lighting Science Group Corporation common stock:

☐	Please check this box if you are electing to withdraw your tender of the below-listed warrants.

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections.	DESCRIPTION OF WARRANTS SURRENDERED (Please fill in. Attach separate schedule if needed)
	Certificate No(s).	Number of Shares Underlying Warrant

TOTAL SHARES F

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5 on the reverse side of this form.
SPECIAL DELIVERY INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the shares of common stock are to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if shares of common stock are to be mailed to some address other than the address reflected above. See Instruction 4. Mail to:
Name:	Name:
Address:	Address:

(See Instructions 3, 4 and 6)

YOU MUST SIGN IN THE BOX BELOW AND PROVIDE YOUR TAX ID NUMBER ON THE BACK OF THIS FORM
SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s)
appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 6.

Unless the warrant certificates are tendered by the registered holder(s) of the warrant, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.
Registered Holder
Registered Holder	Authorized Signature
Title, if any	Name of Firm
Date:	Address of Firm – Please Print
Phone No.:

INSTRUCTIONS FOR SURRENDERING WARRANT CERTIFICATES

(Please read carefully the instructions below)

1. Method of Delivery: Your warrant certificate(s) and the Letter of Transmittal must be sent or delivered to American Transfer & Trust Company (the “Exchange Agent”). Do not send your certificates to Lighting Science Group Corporation. The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering warrantholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive shares of common stock. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested. To withdraw your tender of warrants, you must check the box above the “Description Of Warrants Tendered” indicating your intent to withdraw your previously tendered warrants.

2. Delivery in the Same Name: If the warrant certificate is issued in the same name as the surrendered certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the warrant certificate(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such warrant who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution. If any of the warrants surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s). If any warrants are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3. Delivery in Different Name: If the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if shares of common stock are to be issued to a person other than the signer of this Letter of Transmittal, or if the shares of common stock are to be issued to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4. Special Delivery Instructions: Indicate the name in which and address to which the stock certificate is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

5. Letter of Transmittal Required; Surrender of Certificate(s; Lost Certificate(s): You will not receive your stock certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your warrant and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at (877) 248-6417 or (718) 921-8317 prior to submitting your certificates for exchange. Any Lighting Science Group warrantholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates. Such arrangements should be made with Exchange Agent.

6. Stock Transfer Taxes. If shares of common stock are to be issued to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person, satisfactory evidence of the payment of such taxes, or exemption therefrom, must also be submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and Lighting Science Group Corporation and such determination shall be final and binding. Exchange Agent and Lighting Science Group Corporation reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.